Exhibit 99.2

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three-Month Periods Ended March 31,
(in thousands, except per share amounts)	2014	2013
Revenue:
Product revenue	$7,865	$3,833
Service and other revenue	2,081	1,745
Contractual revenue	1,696	—
Total revenue	11,642	5,578
Cost of Revenue:
Cost of product revenue	7,169	3,200
Cost of service and other revenue	1,797	1,448
Total cost of revenue	8,966	4,648
Gross profit	2,676	930
Operating Expense:
Research and development	11,771	11,983
Sales, general and administrative	9,150	9,554
Total operating expense	20,921	21,537
Operating loss	(18,245)	(20,607)
Interest expense	(686)	(426)
Other income (expense), net	45	(71)
Net loss	(18,886)	(21,104)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	4	(19)
Comprehensive loss	$(18,882)	$(21,123)
Net loss per share:
Basic and diluted net loss per share	$(0.28)	$(0.37)
Shares used in computing basic and diluted net loss per share	67,861	57,372